SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. __)

                             Filed by the Registrant [X]
                   Filed by a Party other than the Registrant [_]



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     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [X] Definitive Additional Materials
     [ ] Soliciting Material Under Rule 14a-12


                      Seligman New Technologies Fund, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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Re: Seligman New Technologies Fund, Inc.

Dear Financial Advisor:

Enclosed is a copy of the proxy statement that is being sent to the Fund's stockholders in connection with a special meeting of stockholders to vote on the proposed liquidation and dissolution of the Fund and the suspension of quarterly repurchase offers in connection with the liquidation. The proxy is being sent to all stockholders of record as of November 13, 2003.

Due to an unanticipated delay, the special meeting that was originally scheduled for December 4, 2003, will be held on January 23, 2004. This rescheduling allows us to conduct the next regularly scheduled Fund repurchase offer, which will be completed on January 9, 2004.

As you will see in the enclosed material, if the proposal is approved by stockholders, the Seligman Venture Capital Team will continue to manage the Fund's existing private portfolio holdings and will seek to maximize value and potential payouts to stockholders. The Fund, in many respects, would act more like a traditional venture capital fund and be dissolved after all available assets are paid out to stockholders.

I would like to thank you for your patience and understanding regarding this issue. We think the proposals detailed in the enclosed proxy statement are in the best interest of the Fund and its stockholders. If you have any questions, please contact your Seligman regional Sales Representative, or call Seligman Advisors, Inc. at 800-221-2783.

Sincerely,

Stephen J. Hodgdon
President